LOAN AGREEMENT

     THIS LOAN AGREEMENT ("Agreement"), dated as of September 20, 2001 (the "Closing Date"), is between FLEET NATIONAL BANK ("Lender"), with an address of One Bethlehem Plaza, Bethlehem, Pennsylvania and D. Lee McCreary and Susan P. McCreary (individually and collectively, jointly and severally, the "Borrower"), Individuals, with an address of 1512
Broad Run Road, Landenberg, Pennsylvania 19350. The Loan Agreement and all of the other agreements, notes, instruments, guarantees, amendments, certificates, financing statements, and other documents that are or may later be entered into between any one or more of Borrower, Lender, and/or any Guarantor (as defined below) are sometimes referred to in this Agreement as the "Loan Documents." With this in mind, Lender and Borrower, each intending to be legally bound by the provisions of this Agreement and the other Loan Documents, agree as follows:

                               ARTICLE I

                        CREDIT ACCOMMODATIONS

     1.1 Loan. On the Closing Date, Lender will make a loan (the "Loan") to Borrower in the amount Sixty Three Thousand and 00/100 ($63,000.00) and under the repayment terms described in the promissory note executed by Borrower on the date hereof (such promissory note, together with all replacements and renewals of and amendments to, the "Note") in conjunction with this Agreement. Capitalized terms contained herein and not otherwise defined shall have the meanings ascribed to such terms in the Note.

     1.2 Repayment and Prepayment. Borrower will pay the amounts due under this Agreement and the Note directly to Lender at the address of Lender listed above. Lender will apply any payments received from Borrower first to interest due and payable and then to the outstanding principal balance of the Loan. Unless otherwise provided on Schedule 1.2 to this Agreement, Borrower may make payments and prepayments of the Loan at any time without penalty or premium. Lender will apply any principal prepayments to installments of principal due under the Note in the inverse order of their maturity.

                              ARTICLE 11

              REPRESENTATIONS AND WARRANTIES OF BORROWER

     Borrower represents and warrants to Lender as of the Closing Date:

     2.1 Good Standing of Borrower: Authorization. If not an individual, Borrower is a _ corporation partnership _ sole proprietorship _ limited liability company _ limited liability partnership, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, is duly qualified and is in good standing under the laws of each jurisdiction in which it is required to be qualified, and has the necessary power and authority to enter into and perform its obligations under the Loan Documents. If an individual, Borrower is an adult and is legally competent. The execution and performance of the Loan Documents have been duly authorized by all necessary proceedings on the part of Borrower, and, upon their execution and delivery, the Loan Documents will be valid, binding, and enforceable in accordance with their terms. Borrowers execution and performance of the Loan Documents will not violate any orders, laws or regulations applicable to Borrower, any organizational documents of Borrower, or any instruments, indentures or agreements to which Borrower is a party or by which Borrower or any of its properties are bound; and all consents and approvals required in connection with this Agreement, the other Loan Documents have been obtained and are in full force and effect. Borrowers subsidiaries and affiliates, if any, are duly organized, validly existing, and in good standing under the laws of the jurisdictions of their organization.

     2.2 Compliance with Laws and Other Agreements. Borrower is in compliance with all laws, rules, regulations, judgments, decrees, orders, agreements and requirements which materially affect Borrower, its assets or the operation of its business.

     2.3 No Conflict; Governmental Approvals. The execution, delivery, and performance of this Agreement and each of the Loan Documents will not
(i) conflict with, violate or result in a breach of any provision of any applicable law, rule, regulation, judgment, decree, order, instrument or other agreement, (ii) conflict with or result in a breach of any provision of the certificate of incorporation, by-laws, partnership agreement, operating agreement or charter (as applicable) of Borrower. No authorization, permit, consent or approval of or other action by, and no filing, registration or declaration with, any governmental authority or regulatory body is required to be obtained or made by Borrower for the due execution, delivery and performance of this Agreement or any of the Loan Documents, except such as have been duly obtained or made prior to the Closing Date and which are in full force and effect as of the Closing Date (copies of which have been delivered to Lender on or before the Closing Date).

     2.4 Taxes. Except as disclosed by Borrower to Lender in writing, Borrower is not delinquent in payment of any income, property or other tax, except for any delinquency in the payment of a tax which is contested in good faith by Borrower and for which appropriate reserves have been established in accordance with generally accepted accounting principles, consistently applied ("GAAP").

     2.5   Encumbrances and Guaranties.

        (a) All properties and assets of Borrower are owned by Borrower free and clear of all liens and encumbrances except liens and encumbrances: (i) for taxes or other government changes not yet delinquent; (ii.) arising in connection with indebtedness that does not materially impair the use or value of the properties or assets of Borrower in the conduct of its businesses; or (iii) otherwise permitted under any other Loan Document, all of which have been disclosed to Lender in writing.

        (b) Borrower is not obligated under any guaranty, surety agreement or any other contingent liability with respect to any obligation of another person or entity.

     2.6 Pending Litigation. Except as disclosed by Borrower to Lender in writing, there are no actions, suits, proceedings or investigations pending, or, to the knowledge of Borrower, threatened against or affecting Borrower, before any court, arbitrator or administrative or governmental body which, in the aggregate, might materially adversely affect Borrower or the ability of Borrower to perform its obligations under this Agreement and the other Loan Documents.

     2.7 Valid, Binding and Enforceable. This Agreement and the Loan Documents have been duly and validly executed and delivered and constitute valid and legally binding obligations enforceable in accordance with their respective terms, except as enforcement of this Agreement and the other Loan Documents may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights and except as enforcement is subject to general equitable principles.

     2.8 Environmental Matters. (i) Borrower has performed all of its obligations under, has obtained all necessary approvals, permits, authorizations and other consents required by, and is not in material violation of, any Environmental Laws. (ii) Borrower has not received any notice, citation, summons, directive, order or other communication, written or oral, from, and Borrower has no knowledge of the filing or giving of any such notice, citation, summons, directive, order or other communication by, any governmental or quasi-governmental authority or agency or any other person concerning the presence, generation, treatment, storage, transportation, transfer, disposal, release or other handling of any Hazardous Materials within, on, from, related to, or affecting any real property owned or occupied by Borrower. (iii) To the best of Borrowers knowledge, after reasonable inquiry, no real property owned or occupied by Borrower has ever been used, either by Borrower or any of its predecessors in interest, to generate, treat, store, transport, transfer, dispose of, release or otherwise handle any Hazardous Material in violation of any applicable Environmental Laws. (iv) To the best of Borrower's knowledge, after due inspection, there are no Hazardous Materials within, on or under any real property owned or occupied by Borrower in violation of any applicable Environmental Laws. As used in this Agreement, the phrase "Environmental Laws" means the Federal Comprehensive Environmental Response, Compensation and Liability Act,
42 U.S.C. sect. 9601, et. seq., the Federal Resource Conservation and Recovery Act, 42 U.S.C. section 6901 et. seq., the Hazardous Materials Transportation Act, 49 U.S.C. section 1801, et. seq., all other federal, state and local environmental or health laws applicable to Borrower or its business, operations or assets now or hereafter enacted, and all rules, regulations, orders and publications adopted or promulgated pursuant thereto from time to time and the phrase "Hazardous Materials" means all materials which are flammable, explosive, toxic, radioactive or otherwise hazardous to animal or plan life or the environment, including, without limitation, "hazardous wastes," "hazardous substances" and "contaminants" as such terms are defined by Environmental Laws.

     2.9 Year 2000 Compliance. The performance of the software used by Borrower in the management and operation of its business (the "Software") will not be adversely affected by the transition from the year 1999 to the year 2000 and subsequent years ("Year 2000 Issue").

     2.10 ERISA Compliance. No employee benefit plan established or maintained by Borrower which is subject to the Employee Retirement Income Security Act, 29 U.S.C. sect. 1001 et seq. ("ERISA") has an accumulated funding deficiency (as such term is defined in ERISA). No material liability to the Pension Benefit Guaranty Corporation (or any successor thereto under ERISA) has been incurred by Borrower with respect to any such plan and no Reportable Event under ERISA has occurred. Borrower has no actual or anticipated liability under Section 4971 of the Internal Revenue Code ("Code") (relating to tax on failure to meet the minimum funding standard of Section 412 of the Code) with respect to any employee benefit plan to which it contributes but which is not maintained or established by it.

     2.11 No Untrue Statements. Neither this Agreement, the Loan Documents nor any other document, certificate or statement furnished or to be furnished by Borrower or by any other party to Lender in connection herewith contains, or at the time of delivery will contain, any untrue statement of any material fact or omits orwill omit any material fact necessary in order to make the statements contained herein and therein not misleading.

                              ARTICLE III

                   AFFIRMATIVE COVENANTS OF BORROWER

     In addition to the affirmative covenants set forth in the Note, Borrower hereby covenants and agrees that from the Closing Date and until satisfaction In full of all Obligations, unless Lender otherwise agrees in writing, Borrower shall do the following:

     3.1 Financial Statements and Information. Furnish to Lender: (i) within a reasonable time after the end of each fiscal year, as determined by Lender, financial statements of Borrower, which shall be audited, reviewed, compiled, management prepared or prepared on such other basis as Lender shall require, and which shall include a balance sheet, statement of income, statement of cash flows arid such other Financial statements of Borrower in such detail as Lender may reasonably request. Such financial statements shall be prepared in accordance with GAAP, and, if required to be audited, shall be accompanied by the opinion, satisfactory in form and substance to Lender, of an independent certified public accountant acceptable to Lender; (ii) within a reasonable time after the end of each fiscal quarter, as determined by Lender, a balance sheet, statement of income, statement of cash flows and such other financial statements in such detail as Lender may reasonably request, which shall be prepared in accordance with GAAP by Borrower's management and certified by the chief financial officer of Borrower; and (iii) within a reasonable time after the end of each fiscal quarter, as determined by Lender, a detailed aging of Borrower's accounts receivable and accounts payable together with a detailed inventory report all in form and substance satisfactory to Lender.

     3.2 Ordinary Course of Business: Records. Conduct its business only in the ordinary course and keep accurate and complete books and records of its assets, liabilities and operations consistent with sound business practices and in accordance with GAAP.

     3.3 Insurance. Keep and maintain extended coverage, general liability, business interruption, hazard, property and other insurance in amounts and with carriers deemed acceptable by Lender and as is customary for businesses similar to Borrower's business, and deliver to Lender certificates of all such insurance in effect- and cause all such policies covering any collateral and business interruption to contain loss payee endorsements in favor of Lender and, in the case of real property, insurance mortgagee/loss payee endorsements in favor of Lender, and to be subject to cancellation or reduction in coverage only upon 30 days prior written notice thereof to Lender at its address set forth in this Agreement.

     3.4 Maintenance. Maintain its equipment, real property and other properties in good condition and repair (normal wear and tear excepted) and pay and discharge the cost of repairs thereto or maintenance thereof.

     3.5 Taxes. Pay all taxes, assessments, charges and levies imposed upon it or on any of its property, or which it is required to withhold and pay over, and provide evidence of payment thereto to Lender if Lender so requests, except where contested in good faith by lawful and appropriate proceedings and where adequate reserves therefor have been set aside on its books.

     3.6 Leases. Pay when due all rent or other sums required by every lease to which Borrower is a party arid perform all obligations as tenant or lessee and keep all Such leases at all times in full force and effect.

     3.7 Corporate Existence; Certain Rights; Law . Do all things necessary to preserve and keep in full force and effect in each jurisdiction in which it conducts business the business existence, licenses, permits, rights, patents, trademarks, trade names and franchises of Borrower and comply with all present and future taws, ordinances, rules, regulations, judgments, orders and decrees which affect in any material way Borrower, its assets or the operation of its business.

     3.8 Notice of Litigation or Other Proceedings. Give immediate notice to Lender of (i) the existence of any dispute, (ii) the institution of any litigation, administrative proceeding or governmental investigation involving Borrower; (iii) the details of any Reportable Events (as defined in ERISA) which have occurred; or (iv) the entry of any judgment, decree or order against or involving Borrower, any of which might materially and adversely affect the operation, financial condition, property or business of Borrower or affect the enforceability of this Agreement or any of the other Loan Documents.

     3.9 Indebtedness. Pay or cause to be paid when due (or within applicable grace periods) all obligations, liabilities, and/or other indebtedness of Borrower to any person or entity (such obligations, liabilities, and indebtedness are referred to collectively in this Agreement as "Indebtedness").

     3.10 Notice of Events of Default. Give immediate notice to Lender of the occurrence of any Event of Default.

     3.11 Further Actions. Cooperate with Lender, at its own expense, in taking such further actions as Lender deems necessary to carry out the provisions of the Loan Documents.

     3.12 Change In Key Personnel. Give immediate notice to Lender of any change in Borrower's key management personnel, including, as the case may be, any change in Borrower's officers, directors, chief executive officers, chief financial officers, general partners, managing partners, or authorized members.

     3.13 Compliance with Environmental Laws. Comply fully with all Environmental Laws and not use any property which it owns or occupies to generate, treat, store, transport, transfer, dispose of, release or otherwise handle any Hazardous Material, except in compliance with all Environmental Laws.

     3.14 Year 2000 Compliance. Complete any modifications to its Software necessary to address the Year 2000 Issue in order to assure that Borrower will completely and timely address its Year 2000 Issue prior to January 1, 2000, and give Immediate notice to Lender of any failure to comply with the requirements of this provision.

     3.15 Lender As Only Bank. Except as otherwise agreed in writing by Lender, maintain all of its depository, savings, checking and other accounts exclusively with Lender.

     3.16 Additional Affirmative Covenants. Perform any other affirmative covenants set forth on Schedule 3.16

                               ARTICLE IV

                           NEGATIVE COVENANTS

     In addition to the negative covenants set forth in the Note, Borrower hereby covenants and agrees that from the Closing Date until satisfaction in full of the Obligations, it will not do any one or more of the following without first obtaining the written consent of Lender:

     4.1 Indebtedness. Incur, create, assume or have any Indebtedness except the Obligations.

     4.2 Negative Pledge. Create or allow any lien or encumbrances to be on or otherwise affect any of its property or assets except liens or encumbrances in favor of Lender.

     4.3 Guaranties. Directly or indirectly make any guaranty, agreement to be a surety or other contingent liability, direct or indirect, with respect to any obligation of another person or entity.

     4.4   Debt to Equity Ratio Requirements. Permit the ratio of
Consolidated Total Liabilities to Consolidated Tangible Net Worth at any time to exceed _____ until and including _, _, and _____ at all times thereafter.

     4.5 Consolidated Current Ratio. Permit the ratio of Consolidated Current Assets to Consolidated C urrent Liabilities at any time to be less than _____.

     4.6 Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth at any time to be less than _____.

     4.7 Debt Service Coverage Ratio. Permit its Debt Service Coverage Ratio as at the end of any fiscal year to be less than _____ for such fiscal year.

     4.8 Additional Negative Covenants. Perform any other affirmative covenants set forth on Schedule 4.8 to this Agreement.

     4.9 Definitions. The following capitalized terms shall have the following meanings:

     "Approved Subordinated Debt" means any indebtedness for borrowed money permitted by this Agreement and that is subordinated to the Obligations on terms approved in writing by Lender.

     "Consolidated" shall mean an accounting presentation including Borrower's consolidated subsidiaries.

     "Current Assets" shall mean all assets which should be classified as current assets under GAAP.

     "Current Liabilities" shall mean all liabilities which should be classified as current liabilities under GAAP.

     "Debt Service Coverage Ratio" shall mean for any quarter the ratio of:
(a) the sums of (i) Borrower's net income less any paid dividends, (ii) interest expense, (iii) income taxes, and (iv) depreciation, amortization, and other non-cash charges for such quarter; to (b) the sum of (i) interest expense and (ii) scheduled principal payments with respect to funded indebtedness (including payments under capital leases) for such quarter.

     "Tangible Net Worth" shall mean, at any date, as (i) the aggregate amount at which all assets of Borrower would be shown on a balance sheet at such date after deducting capitalized research and development costs, capitalized interest, debt discount and expense, goodwill, patents, trademarks, copyrights, franchises, licenses, amounts owing from officers, directors, shareholders, principals, partners or affiliates of Borrower and any investments in any entities owned or controlled by any of the foregoing, and such other assets as are properly classified as "intangible assets" less (ii) the aggregate amount of indebtedness, liabilities (including tax and other proper accruals) and reserves of Borrower and its consolidated subsidiaries (excluding Approved Subordinated Debt).

     "Total Liabilities" shall mean, at any date, all liabilities of Borrower which would properly appear on the liabilities side of a balance sheet, other than capital stock, capital surplus, retained earnings, minority interests, deferred credit, Approved Subordinated Debt and contingency reserves under GAAP.

                                ARTICLE V

                     EVENTS OF DEFAULT AND REMEDIES

     5.1 Events of Default. An event of default ("Event of Default") under this Agreement and the other Loan Documents shall be deemed to exist if for any reason any one or more of the following events occurs and is continuing:

     (a) Breach of Covenants or Conditions. Borrower or any person or entity executing a guaranty of all or any portion of the Obligations (as the case may be, a "Guarantor") fails to perform or observe any term, covenant, agreement or condition In this Agreement or any of the other Loan Documents or is in violation of or noncompliance with any provision of this Agreement or any of the Loan Documents,

     (b) Event of Default Under Note. Any Event of Default (as defined in the Note) shall have occurred under the Note.

     5.2 Remedies. Upon the occurrence of any Event of Default, Lender shall have all rights available to it under the Note and the other Loan Documents, together with any other rights available to at law or in equity.

                              ARTICLE VI

                             MISCELLANEOUS

     6.1   Miscellaneous.

     (a) The rights, powers and remedies of Lender provided in this Agreement and the other Loan Documents are cumulative and not exclusive of any right, power or remedy provided by law or equity, and no failure or delay on the part of Lender in the exercise of any right, power, or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.

     (b) This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts. Each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. This Agreement shall be deemed to have been executed and delivered when Lender has received counterparts hereof executed by all parties listed on the signature page(s) hereto.

     (c) This Agreement shall be construed in accordance with and governed by the internal laws, and not the law of conflicts, of the state in which Lenders office designated in the first paragraph of this Agreement is located.

     (d) This Agreement and the other Loan Documents constitute the sole agreement of the parties with respect to the subject matter hereof and thereof and supersede all oral negotiations and prior writings with respect to the subject matter hereof and thereof.

     (e) No amendment of this Agreement, and no waiver of any one or more of the provisions hereof shall be effective unless set forth in writing and signed by the parties hereto.

     (f) In the event that Borrower consists of more than one person or entity, the Obligations of each such person or entity shall be joint and several and the word "Borrower' means each of them, any of them and/or all of them.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized officers and/or representatives on the date first above written.

BORROWER: D. Lee McCreary and
          Susan P. McCreary               WITNESS:

By: /s/ D. Lee McCreary                   By: /s/ Stephen Keiser
-----------------------------             ----------------------------
Name: D. Lee McCreary                     Name:  Stephen Keiser
Title: idividual

By: /s/ Susan P. McCreary                 By: /s/ Stephen Keiser
-----------------------------             ----------------------------
Name: Susan P. McCreary                   Name:  Stephen Keiser
Title: idividual


FLEET NATIONAL BANK                       ATTEST:

By: /s/ Stephen P. Keiser                 By: /s/ Joseph Campbell
-----------------------------             ----------------------------
Name: Stephen P. Keiser                   Name:  Joseph Campbell
Title: Vice President                     Title: President

                           CONTROL AGREEMENT
                           -----------------
                                               Date: September 20, 2001
                                                     ------------------

Quick & Reilly, a Division of
Fleet Securities, Inc.
26 Broadway
New York, New York 10005

Re: D. Lee McCreary and Susan P. McCreary

Ladies and Gentlemen:

     Please be advised that D. Lee McCreary (hereinafter "Pledgor") and Fleet National Bank, a national banking association created and existing under the laws of the United States of America with a usual place of business located at 750 Walnut Avenue, Cranford, New Jersey 07016 [ ] a
banking corporation organized under the laws of the State of   New
Hampshire [ ] Maine with a usual place of business at (hereinafter the "Bank") entered into a certain pledge agreement dated September 20, 2001 (the "Pledge Agreement"), pursuant to which Pledgor assigned to and granted to the Bank a security interest and lien upon non-margin Securities Account No. 12603955 entitled "Summit Bank Collateral
Account (n/k/a Fleet National Bank) f/b/o D. Lee McCreary" (the "Securities Account") maintained with the Quick & Reilly Division of Fleet Securities, Inc. ("Securities Intermediary"), and upon any replacement or successor account, all of the securities, and other financial assets from the time in the Securities Account, any cash balances credited to the Securities Account, any and all proceeds of any thereof, whether now or hereafter existing or arising (the "Collateral"). The Collateral may consist of, without limitation, (i) book-entry securities which may consist of uncertificated securities which are owned by the Pledgor and/or (ii) securities held in the name of Securities Intermediary by a clearing corporation for the account of Pledgor, and (iii) proceeds of any of the foregoing.

     In connection with the financing arrangement between Pledgor and the Bank, and in order to establish the Bank's "control" of the Collateral under and pursuant to the Uniform Commercial Code in effect in the Governing Law State, as hereafter defined, it is hereby agreed by and among Pledgor, the Securities Intermediary, and the Bank, as follows:

1. Securities Account. Pledgor irrevocably directs Securities Intermediary to make all notations in the records of the Securities Intermediary pertaining to the Securities Account that are necessary or appropriate to reflect the pledge described above (the "Pledge"). Securities Intermediary acknowledges and agrees that all of the Collateral is and will continue to be held by it subject to the first, perfected security interest of the Bank. Securities Intermediary certifies that Exhibit A attached hereto is a complete and accurate list of the securities and financial assets contained in the Securities Account as of the date of this Agreement.

2. Disclaimer of Interest; Subordination, Securities Intermediary agrees that it has no present security interest or other lien on the Collateral, and acknowledges that it has not received notice of any other security interest in the Collateral. In the event that any such notice is received, Securities Intermediary shall promptly (within three business days) notify the Bank. Securities Intermediary hereby subordinates any lien, encumbrance or claim it may now have or may have at any time in the future against the Securities Account, or any financial or other asset credited to the Securities Account, to the security interest of the Bank.

3. No Liens on Collateral. Pledgor represents to the Bank that the Collateral is free and clear of any liens or encumbrances, and agrees that no further or additional liens or encumbrances will be placed on the Collateral without the express written consent of the Bank.

4. Maintenance of the Account; Setoff and Customary Charges. Securities Intermediary agrees that unless the Bank consents in writing, Securities Intermediary will not exercise any right of setoff, or assert any security interest or other lien against the Collateral that Securities Intermediary may have on account of any credit or other obligation owed by Pledgor or any other person. Securities Intermediary further agrees that it will not invade the assets in the Securities Account to cover margin debts or calls in any other accounts of Pledgor without the written consent of the Bank. Securities Intermediary may, from time to time, debit the Securities Account for customary charges due to it for maintaining the Account that have not been separately paid or reimbursed.

5. Account Information. Pledger irrevocably authorizes and directs Securities Intermediary to send copies of all notices, statements and all other communications concerning the Securities Account to the following address or such other address as may be specified in written instructions from the Bank:

                         Fleet National Bank
                      Attention: Stephen P. Keiser
                        7111 Vallev Green Road
                      Fort Washington, PA 19034

     [X] Securities Intermediary agrees to provide to the Bank, with a duplicate copy to Pleclgor, a monthly statement of assets and a confirmation statement of each transaction effected in the Securities Account after such transaction is effected.

6. Instructions; Control. Pledgor irrevocably instructs Securities Intermediary to follow instructions received from the Bank, furnished in writing, without further consent of Pledger, concerning: (1) the payment or reinvestment of dividends or distributions; and (2) the redemption, transfer, sale or any other disposition or transaction concerning the Collateral or the income and principal proceeds, substitutions and reinvestment thereof. Unless and until Securities Intermediary receives written notice from the Bank terminating this Agreement, Securities Intermediary agrees to honor any and all instructions from the Bank with respect to the Collateral, including any direction from the Bank to dispose of all or any portion of the Collateral at any time, without any further consent or instruction from Pledgor. Provided, however:

[THE FOLLOWING SECTION ALLOWS PLEDGOR TO RECEIVE INCOME AND/OR TRADE IN THE ACCOUNT PROVIDED THAT COLLATERAL OF EQUAL OR GREATER VALUE IS
SUBSTITUTED]

     [ ] Pledgor may withdraw all income, including cash dividends and interest (but not stock splits, stock dividends, cash equity distributions, liquidating distributions, or other non-cash principal disbursements) ("Income").

     [X] Pledgor may originate trading instructions to Securities
Intermediary to make substitutions for and additions to the Collateral, all of which are Collateral to be held in the Securities Account subject to the Pledge in favor of the Bank.

No withdrawal of Collateral from the Securities Account by Pledgor will be permitted under any circumstances, except to the extent checked above for the purpose of allowing Pledgor to receive the Income from the Securities Account and/or to allow for substitution of new Collateral of equal or greater value, without the prior written consent of the Bank. Any additional securities delivered to the Securities Account will be subject to the Pledge, without the necessity for any further documentation. Any such income or collateral substitution rights granted to Pledgor may be revoked in writing at any time solely by the Bank.

     [THE FOLLOWING SECTION ALLOWS WITHDRAWAL OF ASSETS SUBJECT TO MAINTENANCE OF MINIMUM MARKET VALUE AND/OR ASSET QUALITY]

     [X] Until written instructions from the Bank are received by Securities Intermediary to the contrary, Pledgor shall be entitled to continue to give Securities Intermediary instructions as to the Collateral and as to the purchase of assets for and disposition of assets in the Securities Account. Provided, however, that no transactions may be made on a margin basis and:

     [X] Pledger may not, without the Bank's prior written consent, withdraw any sums or other assets from the Securities Account if the aggregate market value of the remaining Collateral would be less than $220,000.00 ("Minimum Collateral Value").

7. [X] Collateral Value. Pledgor and the Bank acknowledge and agree that Securities Intermediary shall not be held responsible for any market decline in the value of the Collateral and that Securities Intermediary has no obligation to notify Pledgor or the Bank of any such decline in the market value of the Collateral or to take any action with regard to the pledged assets except upon the specific written directions stated herein. Pledgor agrees that the market value of the Collateral in the Securities Account shall at all times exceed the minimum market value equal to $220,000.00.

8. No Consent Required; Authority of Bank. Notwithstanding any separate agreement that Pledgor may have with the Bank or Securities Intermediary, Pledgor agrees that the Bank shall be entitled, for the purposes of this Agreement, at any time to give Securities Intermediary instructions as to the disposition or investment of any of the Collateral, including instructions to sell, redeem, close open trades or otherwise liquidate any assets in the account (including instructions to re-register assets held by a clearing corporation in the name of the Bank or to transfer assets to, or into an account in the name of the Bank) or as to any other matters relating to the Securities Account, without the consent of Pledgor. Securities Intermediary is directed to follow the Bank's instructions without investigating the reason for any action taken by the Bank or the existence of any default under the Pledge Agreement (it being understood and agreed that Securities Intermediary shall have no duty or obligation whatsoever of any kind or character to have knowledge of whether or not an event of default exists under the Pledge Agreement).
The Bank's signature alone shall be sufficient authority for the exercise of any rights by the Bank and a receipt from the Bank alone will be a full release and discharge for Securities Intermediary.
Checks for all or any part of the Collateral shall be payable to the order of the Bank if, when and in such amounts as may be requested by the Bank.

9. Agreement of Securities Intermediary; Conflicting Instructions. Instructions to the Securities Intermediary shall be in writing and signed by a Vice President, Senior Vice President, or other senior officer of the Bank. Pledgor acknowledges and agrees that Securities Intermediary shall be fully entitled to rely upon instructions from the Bank given to Securities Intermediary, even if such instructions are contrary to any instructions or demands that Pledgor may give to Securities Intermediary. In the event that conflicting instructions as to the disposition of the Collateral are at any time given by Pledgor and the Bank, Securities Intermediary agrees that it shall abide by the instructions of the Bank without consent of Pledgor.

10. Reliance on Instructions; Revocation and Amendment. Neither Securities Intermediary nor any of its respective partners, trustees, officers, employees or affiliates will be liable for complying in good faith with the instructions contained in this Agreement or failing to comply with any contrary or inconsistent instructions that may be subsequently issued by Pledgor. The instructions contained in this Agreement may be revoked and the terms of this Agreement may be amended by Pledgor only upon the receipt by Securities Intermediary of the Bank's written consent to such revocation or amendment, or written notification to Securities Intermediary from the Bank that the Pledge has been terminated.

11. No Additional Duties; Custody Agreement. This Agreement is not intended by the parties to impose or create any obligations or duties upon Securities Intermediary greater than or in addition to the customary and usual obligations and duties of Securities Intermediary to Pledgor under the custody agreement(s), except and to the extent that Securities Intermediary shall henceforth accept instructions in connection with the Collateral as provided in this Agreement. Pledgor and the Bank acknowledge that this Agreement supplements Pledgor's existing custody agreement(s) with Securities Intermediary and in no way is this Agreement intended to abridge any rights that Securities Intermediary might otherwise have.

12. Indemnification. Pledgor and the Bank hereby release Securities Intermediary from any and all liability that may arise as a result of Securities Intermediary acting in accordance with instructions from the Bank, and Pledgor and the Bank agree to indemnify and hold harmless Securities Intermediary, its affiliates, officers and employees from and against any and all claims, causes of action, liabilities, lawsuits, demands and/or damages, including, without limitation, any and all court costs and reasonable attorney's fees, that may arise as a result of Securities Intermediary acting in accordance with instructions from the Bank.

13. No Other Control Agreements. Securities Intermediary agrees that it will not enter into any agreement with any other person or entity by which Securities Intermediary is obligated to comply with instructions from such person or entity as to the disposition or other dealings with any of the Collateral.

14. Bailee in Possession. Securities Intermediary agrees to hold the Securities Account and all of the contents including any free credit balances for and on behalf of the Bank as bailee in possession for the Bank.

15. Reporting of Income. All items of income including dividends, interest and other income, gain, expense and loss recognized in the Securities Account shall be reported by Securities Intermediary in the name and tax identification number of Pledgor.

16. Construction and Amendment; Conflict. If any term or provision of this Agreement is determined to be invalid or unenforceable, the remainder of this Agreement shall be construed in all respects as if the invalid or unenforceable term or provision were omitted. This Agreement may not be altered or amended in any manner without the express written consent of Pledgor, the Bank and Securities Intermediary. This Agreement may be executed in any number of counterparts all of which shall constitute one original agreement.
In the event of a conflict between this Agreement and any other agreement between Securities Intermediary and Pledgor, the terms of this Agreement shall prevail.

17. Termination. This Agreement may be terminated by Securities Intermediary upon thirty (30) days written notice to Pledgor and the Bank. Upon delivery of such notice, Securities Intermediary shall be under no further obligation except to hold the Collateral in accordance with the terms of this Agreement, pending receipt of written instructions from the Bank regarding the further disposition of the Collateral. The rights and powers granted herein to the Bank have been granted in order to perfect its security interest in the Securities Account, are powers coupled with an interest and will neither be affected by the death or bankruptcy of Pledgor nor by the lapse of time.

18. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns, representatives and heirs, of the respective parties hereto and shall be construed in accordance with the laws of the State of Pennsylvania (the "Governing Law State") without regard to its conflict of law principles and the rights and remedies of the parties shall be determined in accordance with such laws.

     IN WITNESS WHEREOF, Pledgor, the Bank and Securities Intermediary have caused this Agreement to be executed by their duly authorized officers all as of the day first above written.


WITNESS:	                Pledgor R. D Lee McCreary

/s/ Stephen Keiser          /s/ D. Lee McCreary
------------------          --------------------------------
Stephen Keiser              By:D. Lee McCreary
                            Date:September 20, 2001

                            BANK: FLEET NATIONAL 13ANK

/s/ Joseph Campbell         /s/ Stehpen P. Keiser
------------------          --------------------------------
Joseph Campbell             By:  Stephen P. Keiser
Vice President              Date: September 20, 2001


                            SECURITIES INTERMEDIARY:
                            QUICK & Reilly, a division of
                            FLEET SECURITIES, INC.

/s/ Pat Cavanaugh           /s/ Thomas Naylor
------------------          --------------------------------
Pat Cavanaugh               By: Thomas Naylor
                            Date 10/29/01

NOTE: IF ANY BOX IS NOT CHECKED IN PARAGRAPHS 5-8, THE PROVISION IS
INAPPLICABLE.

                              EXHIBIT A
                              ---------

                          SECURITY ACCOUNT
                           LIST OF ASSETS

PRO: 40651-1